                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                               INFONOW CORPORATION
--------------------------------------------------------------------------------
                                 Name of Issuer


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    456664309
--------------------------------------------------------------------------------
                                  CUSIP Number


               ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
           555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415) 781-9700
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications


                                NOVEMBER 20, 1996
--------------------------------------------------------------------------------
              Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                            CUSIP NO. 456664309
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 456664309
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Robertson Stephens Global Low-Priced Stock Fund
          Tax I.D. 94-6688564
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)/ /

                                                                      (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                            / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               321,429
                    ------------------------------------------------------------
     BY EACH        9     SOLE DISPOSITIVE POWER
    REPORTING             0
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          321,429
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         321,429
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
         5.4%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON*
         IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                            CUSIP NO. 456664309
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 456664309
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Robertson Stephens Orphan Fund
          Tax I.D. 94-3108651
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)/ /

                                                                      (b)/X/

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               535,715
     BY EACH        ------------------------------------------------------------
    REPORTING       9     SOLE DISPOSITIVE POWER
                          0
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          535,715
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          535,715
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          9.0%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*
          IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                            CUSIP NO. 456664309
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 456664309
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robertston Stephens Diversified Growth Fund
          Tax I.D. 94-3248659
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)/ /

                                                                      (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               428,573
     BY EACH        ------------------------------------------------------------
    REPORTING       9     SOLE DISPOSITIVE POWER
                          0
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          428,573
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          428,573
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          7.2%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*
          IV
--------------------------------------------------------------------------------

                                                            CUSIP NO. 456664309
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 456664309

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bayview Investors, LTD.
          Tax I.D. 94-3108651
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)/ /

                                                                      (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
                          535,715 (includes shares held of record by The
      OWNED               Robertson Stephens Orphan Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. and
                          Bayview Investors, Ltd. are the General Partners. See
                          Item 5.)
                    ------------------------------------------------------------
     BY EACH        9     SOLE DISPOSITIVE POWER
    REPORTING             0
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          535,715
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          535,715
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          9.0%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*
          IV
--------------------------------------------------------------------------------

                                                            CUSIP NO. 456664309
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 456664309
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Robertson Stephens Orphan Offshore Fund
          Tax I.D.
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)/ /

                                                                      (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               107,144
                    ------------------------------------------------------------
     BY EACH        9     SOLE DISPOSITIVE POWER
    REPORTING             0
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          107,144
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          107,144
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          1.8%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*
          IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                             CUSIP NO. 456664309
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 456664309
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robertson, Stephens & Company Investment Management L.P.
          Tax I.D. 94-3181687
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)/ /

                                                                      (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               1,392,860 includes shares held of record by The
                          Robertson Stephens Orphan Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. and
                          Bayview Investors, Ltd. are the General Partners.
                          Includes shares held of record by The Robertson
                          Stephens Orphan Offshore Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is the
                          General Partner. Includes shares held of record by
                          The Robertson Stephens Diversified Growth Fund of
                          which Robertson, Stephens & Co. Investment
                          Management, L.P. is investment adviser. Includes
                          shares held of record by The Robertson Stephens
                          Global Low-Priced Stock Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is
                          investment adviser.  See Item 5.)
     BY EACH        ------------------------------------------------------------
    REPORTING       9     SOLE DISPOSITIVE POWER
                          0
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          1,392,860
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,392,860
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          23.3%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------

CUSIP NO. 456664309                                                 PAGE 9 OF 25
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 456664309
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robertson, Stephens & Company, Incorporated
          Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)/ /

                                                                      (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF             0
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8
      OWNED
                    ------------------------------------------------------------
     BY EACH        9     SOLE DISPOSITIVE POWER
    REPORTING             0
   PERSON WITH      ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER
                          1,392,860
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,392,860
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          23.3%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------

CUSIP NO. 456664309                                                PAGE 10 OF 25
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Paul Stephens
          Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)/ /

                                                             (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*


          WC & PF
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               1,392,860 includes shares held of record by The
                          Robertson Stephens Orphan Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. and
                          Bayview Investors, Ltd. are the General Partners.
                          Includes shares held of record by The Robertson
                          Stephens Orphan Offshore Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is the
                          General Partner. Includes shares held of record by
                          The Robertson Stephens Diversified Growth Fund of
                          which Robertson, Stephens & Co. Investment
                          Management, L.P. is investment adviser. Includes
                          shares held of record by The Robertson Stephens
                          Global Low-Priced Stock Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is
                          investment adviser.  See Item 5.)
                    ------------------------------------------------------------
     BY EACH        9     SOLE DISPOSITIVE POWER
    REPORTING
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          1,392,860
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,392,860
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          23.3%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

CUSIP NO. 456664309                                                PAGE 11 of 25
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 456664309
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sanford Robertson
          Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)/ /

                                                                      (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               1,392,860 includes shares held of record by The
                          Robertson Stephens Orphan Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. and
                          Bayview Investors, Ltd. are the General Partners.
                          Includes shares held of record by The Robertson
                          Stephens Orphan Offshore Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is the
                          General Partner. Includes shares held of record by
                          The Robertson Stephens Diversified Growth Fund of
                          which Robertson, Stephens & Co. Investment
                          Management, L.P. is investment adviser. Includes
                          shares held of record by The Robertson Stephens
                          Global Low-Priced Stock Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is
                          investment adviser.  See Item 5.)
--------------------------------------------------------------------------------
     BY EACH        9     SOLE DISPOSITIVE POWER
    REPORTING
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          1,392,860
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,392,860
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          23.3%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*
          IN

CUSIP NO. 456664309                                                PAGE 12 of 25
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 456664309
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael G. McCaffery
          Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)/ /

                                                             (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               1,392,860 includes shares held of record by The
                          Robertson Stephens Orphan Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. and
                          Bayview Investors, Ltd. are the General Partners.
                          Includes shares held of record by The Robertson
                          Stephens Orphan Offshore Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is the
                          General Partner. Includes shares held of record by
                          The Robertson Stephens Diversified Growth Fund of
                          which Robertson, Stephens & Co. Investment
                          Management, L.P. is investment adviser. Includes
                          shares held of record by The Robertson Stephens
                          Global Low-Priced Stock Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is
                          investment adviser.  See Item 5.)
     BY EACH
    REPORTING       9     SOLE DISPOSITIVE POWER

--------------------------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          1,392,860
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,392,860
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
           23.3%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

CUSIP NO. 456664309                                                PAGE 13 of 25
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
            CUSIP NO. 453222101
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          G. Randy Hecht
          Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)/ /

                                                                      (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               1,392,860 includes shares held of record by The
                          Robertson Stephens Orphan Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. and
                          Bayview Investors, Ltd. are the General Partners.
                          Includes shares held of record by The Robertson
                          Stephens Orphan Offshore Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is the
                          General Partner. Includes shares held of record by
                          The Robertson Stephens Diversified Growth Fund of
                          which Robertson, Stephens & Co. Investment
                          Management, L.P. is investment adviser. Includes
                          shares held of record by The Robertson Stephens
                          Global Low-Priced Stock Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is
                          investment adviser.  See Item 5.)
                    ------------------------------------------------------------
     BY EACH        9     SOLE DISPOSITIVE POWER
    REPORTING
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          1,392,860
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,392,860
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          23.3%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

CUSIP NO. 456664309                                                PAGE 14 of 25
--------------------------------------------------------------------------------
            CUSIP NO. 388085102
--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kenneth R. Fitzsimmons
          Tax I.D. ###-##-####
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)/ /

                                                             (b)/X/
--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     SOURCE OF FUNDS*

          OO
          (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           / /
--------------------------------------------------------------------------------
    6     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER
    NUMBER OF
     SHARES         ------------------------------------------------------------
   BENEFICIALLY     8     SHARED VOTING POWER
      OWNED               1,392,860 includes shares held of record by The
                          Robertson Stephens Orphan Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. and
                          Bayview Investors, Ltd. are the General Partners.
                          Includes shares held of record by The Robertson
                          Stephens Orphan Offshore Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is the
                          General Partner. Includes shares held of record by
                          The Robertson Stephens Diversified Growth Fund of
                          which Robertson, Stephens & Co. Investment
                          Management, L.P. is investment adviser. Includes
                          shares held of record by The Robertson Stephens
                          Global Low-Priced Stock Fund of which Robertson,
                          Stephens & Co. Investment Management, L.P. is
                          investment adviser.  See Item 5.)
                    ------------------------------------------------------------
     BY EACH        9     SOLE DISPOSITIVE POWER
    REPORTING
                    ------------------------------------------------------------
   PERSON WITH      10    SHARED DISPOSITIVE POWER
                          1,392,860
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,392,860
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          23.3%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

CUSIP NO. 456664309                                                PAGE 15 of 25

ITEM 1.   SECURITY AND ISSUER.

          This Schedule 13D is filed with respect to the Common Stock of InfoNow Corporation (The "Company").

ITEM 2:   IDENTITY AND BACKGROUND.

          The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Global Low-Priced Stock Fund, The Robertson Stephens Orphan Offshore Fund, The Robertson Stephens Diversified Growth Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this 13D was made by four investment funds, The Robertson Stephens Orphan Fund and The Robertson Stephens Global Low-Priced Stock Fund, The Robertson Stephens Orphan Offshore Fund and the Robertson Stephens Diversified Growth Fund.

          This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

          Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I.     (a)  The Robertson Stephens Global Low-Priced Stock Fund,  A
            Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Low-Priced Stock Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Business Trust, Registered Investment Company.

       (d)   No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

CUSIP NO. 456664309                                                PAGE 16 of 25

II.    (a)  The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors LTD. are the General Partners.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Limited Partnership

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

III.   (a)  The Robertson Stephens Orphan Offshore Fund is a Cayman Islands
            limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Limited Partnership

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

IV.    (a)  The Robertson Stephens Diversified Growth Fund, A Massachusetts
            Business Trust. The Registered Investment Manager of The Robertson Stephens Diversified Growth Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Limited Partnership

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

V.     (a)  Bayview Investors LTD., is a California limited partnership.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Limited Partnership

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

CUSIP NO. 456664309                                                PAGE 17 of 25

VI.    (a)  Robertson, Stephens & Company, Incorporated, is a California
            Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Corporation, Investment Banking.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

VII.   (a)  Paul H. Stephens.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

VIII.  (a)  Sanford R. Robertson.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

IX.    (a)  Michael G. McCaffery.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

CUSIP NO. 456664309                                                PAGE 18 of 25

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c)  Limited Partnership

       (d)   No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

X.     (a)  G. Randy Hecht.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

XI.    (a)  Kenneth R. Fitzsimmons.

       (b)  555 California Street, Suite 2600
            San Francisco, CA  94104

       (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

       (d)  No convictions in criminal proceedings.

       (e)  No civil or administrative proceedings.

ITEM 3:     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

            The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

ITEM 4:     PURPOSE OF TRANSACTION:

            The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

CUSIP NO. 456664309                                                PAGE 19 of 25

ITEM 5:     INTEREST IN SECURITIES OF THE ISSUER.

            (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                          No. of Shares
     Name of                                               Beneficially      Percentage of
     Beneficial Owner                                             Owned           Class(1)
     -------------------------------------------------------------------------------------
     The Robertson Stephens Global Low-Priced Stock Fund        321,429 (2)            5.4%
     The Robertson Stephens Orphan Fund                         535,715 (3)            9.0%
     The Robertson Stephens Orphan Offshore Fund                107,144 (4)            1.8%
     The Robertson Stephens Diversified Growth Fund             428,573 (5)            7.2%
     Robertson Stephens & Co Investment Management L.P.       1,392,860 (6)           23.3%
     Bayview Investors LTD                                    1,392,860 (7)           23.3%
     Robertson Stephens & Co. Incorporated                    1,392,860 (8)           23.3%
     Paul H. Stephens                                         1,392,860 (9)           23.3%
     Sanford R. Robertson                                    1,392,860 (10)           23.3%
     Michael G. McCaffery                                    1,392,860 (11)           23.3%
     G. Randy Hecht                                          1,392,860 (12)           23.3%
     Kenneth R. Fitzsimmons                                  1,392,860 (13)           23.3%




(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 5,979,451 shares of Common Stock of the Issuer outstanding as of February 12, 1996.

(2) The Robertson Stephens Global Low-Priced Stock Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Low-Price Stock Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(3)  The Robertson Stephens Orphan Fund is a California limited partnership.

(4)  The Orphan Offshore Fund is a Cayman Islands limited partnership.

(5) The Robertson Stephens Diversified Growth Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Low-Priced Stock Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.


(6) Robertson, Stephens & Co.Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and the Orphan Offshore Fund, and the investment adviser to the Robertson Stephens Global Low-Priced Stock Fund and the Robertston Stephens Diversified Growth Fund and is deemed to have shared dispositive power over 1,392,860 shares of the Company.

CUSIP NO. 456664309                                                PAGE 20 of 25

(7) Bayview Investors, Ltd. is a California Limited Partnership, and as General Partner of The Robertson Stephens Orphan Fund is deemed to have shared dispositive power over 535,715 shares of the Company.

(8) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 1,392,860 shares of the Company.

(9) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 1,392,860 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(10) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,392,860 shares of the Company held by the Funds.

(11) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,392,860 shares of the Company held by the Funds.

(12) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,392,860 shares of the Company held by the Funds.

(13) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,392,860 shares of the Company held by the Funds.

CUSIP NO. 456664309                                                PAGE 21 of 25

       (c) The following is a list of transactions by the filing parties in the last 60 days.


         Entity            Date          Shares           Price          Transaction
         ------            ----          ------           -----          -----------
        Global Low       11/20/96         214,286          1.4        private placement
        Priced Fund
        Global Low       11/20/96     107,143 (equiv.      1.4        private placement
        Priced Fund                      warrants)
        Orphan Fund      11/20/96         357,143          1.4        private placement
        Orphan Fund      11/20/96     178,572 (equiv.      1.4        private placement
                                          shares)
       Diversified       11/20/96         285,715          1.4        private placement
        Growth Fund
       Diversified       11/20/96     142,858 (equiv.      1.4        private placement
        Growth Fund                       shares)
          Orphan         11/20/96         71,429           1.4        private placement
       Offshore Fund
          Orphan         11/20/96     35,715 (equiv.       1.4        private placement
       Offshore Fund                      shares)
                                                                      private placement
                                                                      private placement

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A  - Agreement of Joint Filing

CUSIP NO. 456664309                                                PAGE 22 of 25

ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    2/9/97

          THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
          PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS
          BUSINESS TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

CUSIP NO. 456664309                                                PAGE 23 of 25


               Paul H. Stephens*
               -----------------
               Paul H. Stephens

               Sanford R. Robertson*
               ---------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ---------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ---------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons



     *By: /s/ Robert C. Greenwood
          -----------------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed

CUSIP NO. 456664309                                                PAGE 24 of 25

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of Grant Geophysical, Inc. held by The Robertson Stephens Orphan Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., The Robertson Stephens Global Low-Priced Stock Fund, and Robertson, Stephens & Company, Incorporated.

Dated:    January 31, 1997


          THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A MASSACHUSETTS BUSINESS TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

CUSIP NO. 456664309                                                PAGE 25 of 25


          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               Paul H. Stephens*
               -----------------
               Paul H. Stephens

               Sanford R. Robertson*
               ---------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ---------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ---------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons





     *By  /s/ Robert C. Greenwood
          -----------------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed